UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2012

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2012, Robert P. King, Executive Vice President - Business Advancement and Support Services of CONSOL Energy Inc. (the “Company”), announced that he was terminating his employment with the Company. The effective date of his termination of employment is March 16, 2012.

Pursuant to the terms of a separation agreement between Mr. King and the Company, in consideration of certain covenants from Mr. King, including a release of claims, a confidentiality provision and a non-solicitation provision, the Company has agreed that the provisions applicable to a “reduction in force” included in the various equity award agreements relating to Mr. King's outstanding options, restricted stock units and performance share units will be applied to Mr. King’s unvested equity awards. These provisions generally (subject to the other terms and conditions of the applicable equity award agreements) have the following effect: (i) with respect to performance share unit awards, such awards are retained and paid, to the extent earned as determined at the end of the applicable performance period and the terms of the program documents; (ii) with respect to option awards, the unvested portion of such awards will continue to vest in accordance with the applicable award’s vesting schedule and, once vested, remain exercisable until the expiration of such option’s term, and (iii) with respect to restricted stock unit awards, the unvested portion of such awards accelerates and vests.

As of March 8, 2012, Mr. King held unvested options to purchase 55,778 shares of the Company’s common stock, 8,975 unvested restricted stock units and 12,007 performance share units that have not yet been earned.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ Stephen W. Johnson
Stephen W. Johnson,
Senior Vice President & General Counsel

Dated: March 13, 2012